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                                                                      EXHIBIT 12

                    FrontierVision Operating Partners, L.P.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                             PRO FORMA FOR THE
                                                              TRANSACTIONS AND                              PRO FORMA FOR THE
                                                              THE EXISTING AND                              TRANSACTIONS AND
                                                           ACQUISITION SYSTEMS        FOR THE PERIOD         THE EXISTING AND
                                           FOR THE THREE         FOR THE THREE        FROM INCEPTION      ACQUISITION SYSTEMS
                                            MONTHS ENDED         MONTHS ENDED      (APRIL 17, 1995) TO     FOR THE YEAR ENDED
                                          MARCH, 31 1996        MARCH 31, 1996      DECEMBER 31, 1995       DECEMBER 31, 1995
                                          --------------   -------------------     ------------------     -------------------
Net Income (Loss)                             $  (1,427)           $  (10,143)             $  (2,704)             $  (47,068)

Add (Deduct):                                          -                     -                      -                       -
   Income Tax Provision (Benefit)

Less: Minority Interest                                -                     -                      -                       -
                                             -----------          ------------          -------------          --------------

Pre Tax Income (Loss)                            (1,427)              (10,143)                (2,704)                (47,068)
                                             -----------          ------------          -------------          --------------
Add: Fixed Charges
   Interest                                        2,372                 9,983                  2,488                  39,934

   Amortization of debt offering
       expenses                                      100                   473                     69                   1,892
                                             -----------          ------------          -------------          --------------

   Total fixed charges                             2,472                10,456                  2,557                  41,826
                                             -----------          ------------          -------------          --------------

                                              $  (1,045)            $      313             $    (147)             $   (5,242)
                                             ===========          ============          =============          ==============

Fixed Charges                                 $    2,472            $   10,456             $    2,557              $   41,826
                                             ===========          ============          =============          ==============

Ratio of Earnings to Fixed
     Charges                                         N/A                                          N/A                     N/A

Deficiency of Earnings to Fixed
     Charges                                  $    1,427                10,143             $    2,704              $   47,068
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